Exhibit 99.1

Solta Medical, Inc. Signs Amendment to Expand Its Credit

Facility with Silicon Valley Bank to $28 Million

HAYWARD, Calif., October 26, 2011 – Solta Medical, Inc. (Nasdaq: SLTM), a global leader in the medical aesthetics market, today announced that it has signed an amendment with Silicon Valley Bank, a member company of SVB Financial Group (Nasdaq: SIVB), under which the company’s credit facility has been expanded from $18 million to $28 million. The Amendment provides for the additional $10.0 million under the secured term loan.

“We are very pleased to be working with Silicon Valley Bank. Our ability to expand upon our existing credit facility speaks to the company’s recent performance and will serve to facilitate the pending acquisition of the LipoSonix subsidiary from Medicis,” said Stephen J. Fanning, Chairman of the Board, President and CEO of Solta Medical, Inc.

“Our intent remains to provide Solta the financial solutions it needs to pursue its plans for growth,” said Ben Colombo, Senior Relationship Manager from Silicon Valley Bank’s Life Science Practice. “Having been Solta’s financial partner over the last eleven years has given us the opportunity to participate in the company’s success and we look forward to a continued, strong relationship.”

Additional details on the amended credit facility are available in the form 8-K filed today by Solta Medical.

ABOUT SOLTA MEDICAL

Solta Medical, Inc. is a global leader in the medical aesthetics market providing innovative, safe, and effective solutions for patients that enhance and expand the practice of medical aesthetics for physicians. The company offers products to address a range of skin issues under the industry´s five premier brands: Thermage®, Fraxel®, Isolaz®, CLARO® and Clear + Brilliant®. Thermage is an innovative, non-invasive radiofrequency procedure for tightening and contouring skin. As the leader in fractional laser technology, Fraxel delivers minimally invasive clinical solutions to resurface aging and sun damaged skin. Isolaz was the first laser or light based system indicated for the treatment of inflammatory acne, comedonal acne, pustular acne, and mild–to–moderate inflammatory acne. CLARO is a personal care acne system that is the first FDA cleared over–the–counter IPL device that uses a powerful combination of both heat and light to clear skin quickly and naturally. Clear + Brilliant is a unique, cost–effective treatment that utilizes safe, fractional laser technology to correct and prevent early signs of aging and is FDA cleared and CE marked. Since 2002, approximately one million Thermage, Fraxel and Isolaz procedures have been performed in over 100 countries. For more information about Solta Medical, call 1-877-782-2286 or log on to www.Solta.com.

ABOUT SILICON VALLEY BANK

Silicon Valley Bank is the premier bank for technology, life science, cleantech, venture capital, private equity and premium wine businesses. SVB provides industry knowledge and connections, financing, treasury management, corporate investment and international banking services to its clients worldwide through 26 U.S. offices and seven international operations. (Nasdaq: SIVB) www.svb.com.

Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Private Bank is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.

SOURCE Solta Medical, Inc.

CONTACTS:

Jack Glenn	Doug Sherk/Jenifer Kirtland (investors)
Chief Financial Officer	EVC Group
510-786-6890	415-568-4887

Web Site: http://www.Solta.com